Exhibit 10.4

CONSULTING AGREEMENT

          This Consulting Agreement (the “Agreement”) has been entered into between Atlantic Medical Solutions, LLC (the “Company”), a Florida limited liability company maintaining its principal place of business in Pompano Beach, Florida, and The Parkview Group, Inc. (the “Consultant”), a Delaware corporation maintaining its principal place of business in Boca Raton, Florida, in order to memorialize the agreement between the Company and the Consultant as of this 28th day of July 2009.

          Whereas, the Company is principally engaged in the business of providing various forms of medical solutions,

          Whereas, the Consultant possesses experience and business expertise in the areas of marketing and finance;

          Whereas, the Company desires to avail itself of the services of the Consultant, and the Consultant desires to provide such services to the Company, and;

          Whereas, the Company and the Consultant each expect to benefit from the carrying out of the subject matter of the Agreement;

          Now, therefore, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.

Engagement The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement and agrees to use its best efforts in a good and businesslike manner to provide services to the Company in accordance with the terms of the Agreement. The Company acknowledges that the Consultant may provide similar services and consulting advice of the type contemplated by this Agreement to others and that nothing herein contained shall be construed to limit or restrict the Consultant in conducting such business with respect to others, or rendering such advice to others.

2.

Services The Consultant shall provide consulting advice to the Company as specified below at the request of the Company, provided the Consultant shall not be required to undertake duties beyond its scope of ability. In performance of these duties, the Consultant shall provide the Company with the benefit of its best judgment and efforts, and the Company acknowledges that the Consultant cannot guarantee any particular outcome as a consequence of its efforts and advice. The Consultant’s services may include, but will not necessarily be limited to (1) advice relating to corporate financing activities; (2) developing marketing plans for providing commercial loans to customers; (3) assisting with the negotiation of contracts between the Company and its suppliers; and (4) providing recommendations with respect to legal, accounting, and other professionals retained by the Company.

3.

Term The term of the Agreement shall commence on the 1st day August 2009, and shall continue for a continuous period of twelve (12) months thereafter. However, the Agreement may be terminated by either the Company or the Consultant upon the receipt of thirty (30) days prior written notice from the other party.

4.

Remuneration The Company shall pay to the Consultant for the services to be rendered hereunder a non-refundable $500.00 retainer on the 1st day of each month. The Consultant shall provide services to the Company at the rate of $200.00 per hour, and the Company shall be billed on a monthly basis for the total number of hours Consultant personnel provided to the Company multiplied by the hourly rate of $200.00 per hour.

5.

Expenses The Company shall promptly reimburse the Consultant for out-of-pocket expenses that it incurs in the performance of its services hereunder upon the presentation of a properly documented invoice for such expenses. However, any one expense equal to or greater than $100 must be pre-approved by the Company.

6.

Capacity The services of the Consultant to be provided pursuant to the Agreement shall be performed for the benefit of the Company in the capacity of an independent contractor, and no employee or agent of the Consultant shall be considered, at any time that the Agreement is in force, to be an employee of the Company.

7.

Waiver The failure of either party to insist, in one or more instances, upon the performance of any of the terms, covenants, agreements, or conditions of the Agreement, or to exercise any rights hereunder, shall not be construed as a waiver or relinquishment of such party’s right to insist upon the future performance of such term, covenant, agreement, or condition, or to the future exercise of any such right, and the obligations of the other party with respect to such future performance shall continue in full force and effect.

8.

Severability If any provision of the Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby and shall remain in full force and effect as if the invalidated provision had not been included herein.

9.

Notice Any notice required or desired to be given pursuant to the Agreement shall be in writing and shall be deemed given when hand delivered, or sent facsimile and responded to by the other party, or deposited, postage paid, in the United States certified mail, return receipt requested, at the addresses set forth below or at such subsequent address provided by the parties;

If to the Company:	Atlantic Medical Solutions, LLC
Jeff Ropar, Managing Member
950 N. Federal Highway, Suite 111
Pompano Beach, FL 33064
Fax No.: (954) 738-1825

If to the Consultant:	The Parkview Group, Inc.
Richard B. Frost, President
21301 Powerline Road, Suite 103
Boca Raton, FL 33433
Fax #: (561) 558-1189

10.

Applicable Law The Agreement shall be governed by and construed in accordance with the laws of Florida. Venue in any dispute arising hereunder shall be in the federal or state courts located in and for Palm Beach County, Florida.

11.	Assignment The Agreement may not be assigned by the Company or by the Consultant without the prior written consent of the other party.

12.

Entire Agreement The Agreement constitutes the entire agreement and understanding between the parties. It may only be amended in writing by the parties hereto. Any and all prior agreements and/or understandings relating thereto are superseded in their entirety by the Agreement.

          In Witness Whereof, the Company and the Consultant have executed the Agreement as of the day, month, and year first written above.

As to the Company:		As to the Consultant:
Atlantic Medical Solutions, LLC		The Parkview Group, Inc.

By:	/s/ Jeff Ropar	By:	/s/ Richard B. Frost

	Jeff Ropar, Managing Member		Richard B. Frost, President